Exhibit 10.14

ASSET TRANSFER AGREEMENT

This ASSET TRANSFER AGREEMENT (this “Agreement”) is entered into as of October 18, 2021 (the “Agreement Date”), by and between Alto Neuroscience, Inc., a Delaware corporation (“Buyer”), and Palisade Bio, Inc. (formerly Seneca Biopharma, Inc.), a Delaware corporation (“Seller”) (Buyer and Seller are each referred to herein as a “Party” and together as the “Parties”).

RECITALS

WHEREAS, Seller and Buyer entered into a License and Option Agreement (the “L&O Agreement”) dated December 16, 2020.

WHEREAS, pursuant to Article 6 of the L&O Agreement, Seller granted Buyer an Asset Purchase Option.

WHEREAS as the result of a reverse merger in April 2021, Seller changed its name to Palisade Bio, who is the Seller under this Agreement.

WHEREAS, the Buyer now desires to exercise this Asset Purchase Option and purchase the Assets from Seller on terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Capitalized Terms. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such term in the L&O Agreement. The following capitalized terms shall have the meanings set forth below:

(a) “Assets” means the Licensed Technology, Product Supply, Patent Documents, and Registrations.

(b) “Assumed Contracts” means the DOW Agreement and any contracts set forth in Part 2 of Exhibit C that Buyer assigns to Seller.

(c) “FPFD” means the first dosing of the first patient in a Phase III Clinical Trial of a Product, which is defined as a human clinical study undertaken to directly support an Investigational New Drug Application and that meets the definition as described in 21 C.F.R. 312.21(c) or the Clinical Trial Regulation EU No 536/2014 (as amended or any replacement thereof).

(d) “Licensed Technology” means Product Patents, Seneca NSI-189 Know-How, and Seller’s rights under the DOW Agreement.

(e) “Marketing Approval” means approval, including price approval, registration, license, or authorization from any regulatory authority, required to market and sell a Product in any jurisdiction and includes, but is not limited to, an approval, registration, license or authorization granted by the U.S FDA or European Medicines Agency.

(f) “Patent Documents.” means all (i) prosecution files and docketing reports for each of the Patents in the Licensed Technology; (ii) agreements with third parties assigning right, title or interest to the Patents in the Licensed Technology; and (iii) other documents, records and files in the possession or control of Seller, its counsel or its agents with respect to the, prosecution, registration, continuation, continuation-in-part, reissuance, correction, and maintenance of the Patents in the Licensed Technology, excluding any documents or information which are subject to attorney client privilege.

(g) “Product Patents” means any and all Patents owned or controlled by Seller, as of the Agreement Date, in whole or in part, that claim or cover a Product, or the manufacture, use or sale thereof. Product Patents includes those listed in Exhibit C of the L&O Agreement, Exhibit A of this Agreement, and all Patents claiming the subject matter disclosed or claimed therein and Patents issuing or otherwise arising from, or claiming priority to or common priority with, the foregoing.

(h) “Product Supply” means any available Product that Seller currently has on hand or that has been transferred to the Buyer as of the Agreement Date.

(i) “Seneca NSI-189 Know-How” means any proprietary Invention, discovery, development, data, records, information, process, method, or technique or other Intellectual Property Rights, whether or not patentable, owned or controlled by Seller relating solely to Seller’s research, development and manufacture, or other exploitation of Product, including NSI-189, in each case to the extent related to the Product, which were developed or obtained by Seller prior to the Effective Date of the L&O Agreement. Seneca NSI-189 Know-How includes those items and subject matter described in Exhibit D of the L&O Agreement.

1.2 Construction

For purposes of this Agreement, whenever the context requires:

(a) the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders;

(b) any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement;

(c) the words “include” and “including” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation;”

(d) except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement; and,

(e) the headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

ARTICLE II

TRANSFER OF ASSETS

2.1 Asset Sale. Seller hereby irrevocably grants, conveys, sells, transfers and assigns to Buyer, by execution hereof, all of its worldwide, unlimited right, title and interest in and to the Assets, to be held and enjoyed by Buyer and its successors and assigns. Seller further irrevocably grants, conveys and assigns to Buyer, by execution hereof, all of its worldwide right, title and interest in and to any and all causes of action and rights of recovery for past infringement or misappropriation of the Assets, to be held and enjoyed by Buyer and its successors and assigns. Seller further covenants that Seller will, without demanding further consideration therefor, at the request and expense of Buyer (except for the value of the time of Seller employees), do all lawful and just acts that may become reasonably necessary for evidencing, maintaining, recording, and perfecting Buyer’s rights to such Assets consistent with this Agreement, including executing assignments in the forms set forth on Exhibit B, if any, or if no such forms are set forth on Exhibit B, in the forms reasonably required by Buyer.

2.2 Exclusive Ownership. Without limiting the foregoing, Buyer will have the exclusive right to commercialize, prepare and sell products based upon, license, sublicense, prepare derivative works from, and otherwise use and exploit the Assets. Seller hereby waives any and all moral rights, including any right to identification of authorship or limitation on subsequent modification, that Seller (or its employees, agents or consultants) has or may have in any Assets.

2.3 Retained and Assumed Liabilities. Notwithstanding anything in this Agreement to the contrary, Buyer is not assuming any liabilities or obligations of Seller other than (a) those that specifically relate to obligations under the Dow Agreement, (b) costs related to the Product Patents, including without limitation, the costs of management, prosecution, maintenance, and filing of such Product Patents, (c) Product storage costs, and (d) those liabilities set forth in Exhibit D, in each case, arising after the Agreement Date ((a), (b), (c) and (d), collectively, the “Assumed Liabilities”).

ARTICLE III

CONSIDERATION

3.1 Consideration. Subject to the terms and conditions of this Agreement, in consideration for the acquisition of the Assets, Buyer shall pay the Seller:

(a) five hundred thousand US dollars ($500,000). The Seller also agrees to credit the License Fee of $100,000 that was previously paid by the Buyer against this amount, with a net payment of four hundred thousand US dollars ($400,000) payable within thirty days of the Agreement Date. The date on which such payment is received by Seller shall be the “Effective Date” hereof.

(a) within thirty (30) days of the occurrence of a FPFD for a product derived from the Assets, Buyer shall pay to Seller a one-time, non-refundable milestone payment of one million five hundred thousand US dollars ($1,500,000).

(b) Within thirty (30) days of the first Marketing Approval for a product derived from the Assets, including in the United States or in Europe, Buyer shall pay to Seller a one-time, nonrefundable milestone payment of three million US dollars ($3,000,000).

(d) Twenty (20) percent of any consideration received by Buyer, or any of its Affiliates, from the license or sale of the Assets prior to occurrence of a FPFD.

(c) Buyer and Seller each acknowledge and agree that these payments (in Section 3.1(a) to (d)) shall not in any circumstances exceed a total amount of five million US dollars ($5,000,000) and replace all other amounts payable under Section 6.2 of the L&O Agreement.

ARTICLE IV

COVENANTS

4.1 Consents and Contracts. Seller will deliver to Buyer, upon or prior to execution of this Agreement, all third party consents required in connection with the consummation of the transactions contemplated by this Agreement. To the extent that any contract to be assigned to Buyer hereunder requires notice to, or consent of, the applicable counterparty consent for such contract’s assignment to Buyer, Seller will deliver such notice or use commercially reasonable efforts to obtain such counterparty’s written consent in order to perfect the assignment of the applicable agreement to Buyer. Seller will use reasonable efforts to assign to Buyer those agreements described in Part 2 of Exhibit C.

4.2 L&O Agreement Termination. As of the Effective Date, Buyer and Seller hereby agree to terminate the L&O Agreement in its entirety, with the understanding that exhibits and defined terms from the L&O Agreement referenced in this Agreement are incorporated herein. In addition, the Parties each agree that Section 7.4 of the L&O Agreement shall control the surviving rights and obligations of the L&O Agreement, except that Section 6.4 of the L&O Agreement shall not survive and shall not be of any further force or effect. Provided, however, that to the extent there is a conflict between the terms in the L&O Agreement and in this Agreement, the terms in this Agreement will control.

4.2 FDA Transfer Letter. The Seller shall submit to the applicable Regulatory Authority a transfer letter in the form attached hereto as Exhibit E.

4.3 Cooperation. Buyer and Seller shall each deliver or cause to be delivered to the other upon the execution of this Agreement, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of consummating the transactions contemplated by this Agreement.

CONFIDENTIAL INFORMATION

4.4 Acquired Assets. As of the Effective Date, all information included within the acquired Assets shall be deemed Buyer’s Confidential Information and Seller shall cease all use and disclosure thereof except as permitted by Section 4.6 below.

4.5 Required Disclosure. In the event that Seller believes that it will be compelled, or is compelled, by a court, administrative agency, or other governmental body to disclose Confidential Information, it shall: (i) provide prompt notice thereof to Buyer so that Buyer may take steps to oppose such disclosure, and (ii) cooperate with Buyer’s reasonable attempts to oppose such disclosure, and (iii) use its reasonable efforts to obtain a protective order or otherwise prevent unrestricted or public disclosure of such Confidential Information.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations and Warranties

(a) Organization. Each Party represents and warrants it is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

(b) Authorization. Each Party represents, warrants and covenants that the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action and does not and will not violate (a) such Party’s certificate of incorporation or bylaws, (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect, (c) any requirement of any applicable laws, or (d) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

5.2 Additional Seller Representations and Warranties. Seller further, represents, warrants and covenants to Buyer that:

(a) it is the sole owner of all right, title and interest in the Registrations; the Registrations are valid and in effect; and no Regulatory Authority has commenced or threatened to initiate any action to withdraw the Registrations, nor have the Seller received any notice to such effect and, to the knowledge of Seller, there are no grounds for such action;

(b) it is the sole owner of all right, title and interest in the Assets (or exclusive licensee, in the case of the Dow Agreement), and that all right, title and interest in the acquired Assets shall transfer free of any lien, pledge or other encumbrance from Seller to Buyer on the Effective Date;

(c) as of the Agreement Date, there are no pending claims or actions commenced against Seller in regard to the Assets;

(d) it has and will provide(d) to Buyer all contracts relating to the Assets; and

(e) it has rights to grant the rights granted, and contemplated to be granted, to Buyer under this Agreement, including, for clarity, Buyer’s right to use and exploit the Assets for all purposes and in all cases without violating any right of or breach of any obligation owed to any third party.

5.3 Additional Buyer Representations and Warranties. Buyer further, represents, warrants and covenants to Seller that:

(a) as of the Agreement Date, there is no action pending, or to the knowledge of Buyer, threatened, against Buyer that seeks to prevent Buyer’s performance of this Agreement and the transactions contemplated hereby or would have a material adverse effect on the ability of Buyer to complete such transactions.

(b) by purchasing the Assets, Buyer has a good faith intention to use and will use commercially reasonable efforts to develop a product for commercialization and shall conduct such development in a manner reasonably consistent with industry standards based on the timelines of a biopharmaceutical company similarly situated to Buyer with a similarly situated product.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Buyer. Buyer shall indemnify, defend, and hold harmless Seller its Affiliates, their respective directors, officers, employees and agents, and their respective successor, heirs and assigns (collectively, the “Seller Indemnitees”), against all liabilities, damages losses and costs (including reasonable attorneys’ fees and costs of litigation) (collectively, “Losses”) imposed on one or more Seller Indemnitees, as a direct result of claims, suits, actions, demands or judgments of third parties (collectively “Claims”), arising out of: (a) the research, development, manufacture, use, sale or other disposition of Product by Buyer or any of its Affiliates, sublicensees, distributors or agents, including without limitation product liability claims after the Effective Date of the L&O Agreement; (b) Buyer’s breach of any of its representations, warranties, covenants or obligations in this Agreement, except to the extent arising out of or relating to Seller’s breach of any of its representations, warranties, covenants or obligations in this Agreement; (c) the gross negligence or willful misconduct of any Buyer Indemnitees, or (d) any Assumed Liability, in each case excluding any Seller Indemnitees Claims and Losses for which Seller has an obligation to indemnify Buyer Indemnitees pursuant to Section 6.2, as to which Claims and Losses each Party shall indemnify the other to the extent of their respective liability for such Claims and Losses.

6.2 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Buyer its Affiliates, their respective directors, officers, employees and agents, and their respective successor, heirs and assigns (collectively, the “Buyer Indemnitees”), against all Losses imposed on one or more Buyer Indemnitees, as a direct result of Claims, arising out of: (a) the research, development, manufacture, use, sale or other exploitation of the Assets by or on behalf of Seller or any of its Affiliates, sublicensees, distributors or agents (excluding, for clarity, Buyer), prior to the Agreement Date; (b) Seller’s breach of any of its representations, warranties, covenants or obligations in this Agreement, except to the extent arising out of or relating to Buyer’s breach of any of its representations, warranties, covenants or obligations in this Agreement; (c) the gross negligence or willful misconduct of any Seller Indemnitees; or (d) any liabilities or obligations of the Seller other than the Assumed Liabilities, in each case excluding any Buyer Indemnitees Claims and Losses for which Buyer has an obligation to indemnify Seller Indemnitees pursuant to Section 6.1, as to which Claims and Losses each Party shall indemnify the other to the extent of their respective liability for such Claims and Losses; provided that Seller’s aggregate liability under this Section 6.2, shall be limited to the amount of cash consideration actually received by Seller.

6.3 Procedure for Claims.

(a) A Party seeking indemnification pursuant to Sections 6.1 or 6.2 (the “Indemnified Party”) shall promptly provide written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the assertion by a Third Party of any Claims or Losses for which indemnification may be sought (failure by the Indemnified Party to give such notification shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent the Indemnifying Party is actually prejudiced as a result of such failure to give such notification);

(b) Within thirty (30) days of written notification provided in 6.3a, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of any Claims and Losses and propose counsel, and will consult with the Indemnified Party with respect to a possible conflict of interest of counsel proposed by the Indemnifying Party. The proposed counsel shall be deemed accepted by the Indemnifying Party unless the Indemnified Party upon reasonable grounds object to proposed counsel within fifteen (15) days of notification. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense at the expense of the Indemnifying Party;

(c) The Party controlling defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto. Such other Party shall cooperate as may be reasonably requested by the Party controlling such defense in connection with or in furtherance of such defense. The Party not controlling defense may participate therein at its own expense;

(d) The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all Claims and Losses with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; and

(e) If the Parties cannot agree as to the application of Sections 6.1, 6.2, or 6.3 to any Claims and Losses, pending resolution of such disagreement pursuant to Section 7.6, the Parties may conduct separate defenses of such Claims and Losses, with each Party retaining the right to claim indemnification from the other Party in accordance with Sections 6.1 or 6.2, or upon resolution of the underlying Claim.

ARTICLE VII

GENERAL

7.1 Expenses. Except as expressly provided herein, or as the Parties may otherwise agree, each Party shall be solely responsible for its own costs and expenses (including its attorneys’ fees and accountants’ fees): (i) incurred in negotiating and consummating the transactions contemplated hereby; and (ii) for maintaining and perfecting the rights granted to such Party hereunder, including costs for recordation of documents, registration of rights and payment of government fees incurred after the Effective Date. For avoidance of doubt, Buyer and its representatives shall be solely responsible for all costs, including attorney fees, paralegal fees, administrative fees, and filing fees, as well as costs for preparing and translating any recordation (or other) documents, arising after the Agreement Date, associated with the perfection of rights, title, and interest in and to the Scheduled Patents, set forth in Exhibit B, in any jurisdiction.

7.2 Public Statements. Neither Party will use the other Party’s name in any form of public advertising, promotion or publicity, without obtaining the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed. Notwithstanding anything to the contrary in the foregoing, each Party consents to the other Party’s public disclosure of the existence of this Agreement and the fact that Buyer may conduct research and other exploitation of Products.

7.3 Governing Law. This Agreement will be governed by, construed, and interpreted in accordance with the laws of the State of California, U.S.A., without reference to principles of conflicts of laws.

7.4 Independent Contractors. The relationship of Buyer and Seller established by this Agreement is that of independent contractors, and nothing contained in this Agreement will be construed to (a) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking, or (b) allow any of the Parties hereto to create or assume any obligation on behalf of another Party hereto for any purpose whatsoever.

7.5 Assignment. Buyer may assign all of its assets and other rights acquired hereunder in their entirety and in whole, and in part, provided the successor agrees in writing to be bound by all of the obligations set forth in this Agreement, including the milestones set forth in Article III, in the same manner as Buyer. Seller has the right to assign or transfer this Agreement, or any of its rights hereunder, without the prior permission of Buyer; provided that any assignment by Seller of the right to receive payments hereunder shall require written notice to Buyer, and any assignment by Seller of any obligations hereunder shall require written approval of Buyer. Any assignment in violation of this Section 7.5 is null and void.

7.6 Arbitration. If a dispute shall arise between the Parties concerning this Agreement, upon the request of a Party, the Parties shall submit such dispute to binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). One arbitrator with relevant industry experience shall be jointly selected by the Parties within five (5) business days or any longer mutually agreed period, or selected by AAA if the Parties fail to so jointly select the arbitrator. Any such arbitration shall be conducted exclusively in the State of California, U.S.A. The decision of such arbitrator shall be in writing and shall be final and binding upon the Parties. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator. This Section 7.6 shall not preclude either Party from seeking interim or provisional relief in a court of competent jurisdiction to protect the interests of such Party pending arbitration hereunder.

7.7 Entire Agreement. This Agreement, together with the Exhibits, constitutes the entire and only agreement between the Parties relating to the subject matter hereof, and all prior negotiations, representations, agreements and understandings of the Parties on the subject matter are superseded by this Agreement, including the pre-existing Nondisclosure Agreement between the Parties which is dated June 12, 2020, provided that any information or items disclosed thereunder or under the L&O Agreement shall be deemed Confidential Information solely disclosed under, and solely governed by, this Agreement. The Parties have participated equally in the formation of this Agreement; and the language of this Agreement will not be presumptively construed against either Party.

7.8 No Modifications. This Agreement may be changed only by a writing signed by an authorized representative of each Party.

7.9 Notices. All notices required or permitted under this Agreement must be in writing and must be given by addressing the notice to the address for the recipient set forth in this Agreement or at such other address as the recipient may specify in writing under this procedure. Notices to Seller will be marked “Attention: Chief Executive Officer”. Notices to Buyer will be marked “Attention: Chief Executive Officer.” Notices will be deemed to have been given (a) five (5) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) business day after sending by nationally recognized overnight delivery service.

if to Buyer:	Alto Neuroscience, Inc. 369 South San Antonio Road Los Altos CA 94022 Attention: Chief Executive Officer /

with a copy to:	Wilson Sonsini Goodrich & Rosati. P.C. 1700 K Street NW Washington, DC 20006 Attention: Daniel Keating Telephone:

if to Seller:	Palisade Bio, Inc. 5800 Armada Drive, Suite 210 Carlsbad, CA 92008 Attention: Chief Executive Officer Telephone:

iwith a copy to:	Cooley LLP 4401 Eastgate Mall San Diego, CA 92121 Attention: Karen Deschaine Email:

7.10 No Waiver.

(a) No failure on the part of a Party to exercise any power, right, privilege, or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege, or remedy under this Agreement, will operate as a waiver of such power, right, privilege, or remedy; and no single or partial exercise of any such power, right, privilege, or remedy will preclude any other or further exercise thereof or of any other power, right, privilege, or remedy.

(b) No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

7.11 Severability; Reformation. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Agreement in such jurisdiction, or the terms of this Agreement in any other jurisdiction. The Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties.

7.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the Parties, by their duly authorized representatives, have executed this Asset Transfer Agreement as of the Effective Date.

Alto Neuroscience, Inc.		Palisade Bio, Inc.

By:	/s/ Amit Etkin	By:	/s/ Thomas Hallam
Name:	Amit Etkin, MD PhD	Name:	Thomas M. Hallam
Title:	CEO	Title:	Chief Executive Officer

Signature Page to Asset Transfer Agreement

INDEX OF EXHIBITS

Exhibit A         Certain Patents

Exhibit B         Forms of Intellectual Property Assignments

Exhibit C         Assumed Contracts

Exhibit D         Assumed Liabilities

Exhibit E         Form of Transfer Letter to FDA

EXHIBIT A

CERTAIN PATENTS

EXHIBIT B

FORMS OF INTELLECTUAL PROPERTY ASSIGNMENTS

THIS INTELLECTUAL PROPERTY ASSIGNMENT (this “Assignment”) is made as of October 18, 2021, by and between Alto Neuroscience, Inc., a Delaware corporation (“Assignee”), and Palisade Bio, Inc. (formerly known as Seneca Biopharma, who was formerly known as Neuralstem Inc.), a Delaware corporation (“Assignor”). Except as otherwise defined herein, capitalized terms used herein shall have the same meanings as set forth in the Asset Transfer Agreement (the “Asset Transfer Agreement”), dated as of October 18, 2021 (“Agreement Date”), by and among the Assignor and the Assignee.

WHEREAS, the Assignor is the owner of those certain patents and patent applications described on Schedule I attached hereto and made a part hereof (each, a “Scheduled Patent”); and

WHEREAS, the Assignor and the Assignee have entered the Asset Transfer Agreement pursuant to which the Assignee wishes to acquire from the Assignor, and the Assignor wishes to transfer to the Assignee, said Scheduled Patents.

NOW, THEREFORE, subject to the terms and conditions of the Asset Transfer Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Assignor and the Assignee agree as follows:

1.

The Assignor hereby sells, assigns, transfers, conveys and delivers to the Assignee, its successors and assigns, the Assignor’s entire right, title and interest in and to (a) the Scheduled Patents, (b) all applications and registrations for the Scheduled Patents, together with all nonprovisionals, reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations with respect thereto, and any other applications and patents claiming priority thereto, both in the United States and other jurisdictions, and (c) any and all rights, benefits, privileges and proceeds under the Scheduled Patents throughout the world, including (i) any claim by Assignor against third parties for past, present or future infringement of the Scheduled Patents, all to be held and enjoyed by Assignee, its successors and assigns, as fully and entirely as the same would have been held and enjoyed by Assignor had the assignment not been made, (ii) the exclusive right to apply for, maintain and claim priority from all registrations, renewals or extensions thereof, (iii) the exclusive right to grant licenses or other interests therein, (iv) the right to claim priority in all countries in accordance with international law, (v) the right to collect royalties and proceeds in connection with any of the foregoing and (vi) to apply for, prosecute, and seek patents throughout the world in respect of any inventions to the extent fully supported by the Scheduled Patents. The Assignor agrees to execute all documents and assignments and to perform such other acts as the Assignee may reasonably request to secure to it the rights hereby conveyed.

2.

The Assignor shall duly execute and deliver or cause to be executed and delivered all instruments of sale, conveyance, transfer and assignment, and notices, releases, acquittances and other documents and perform such further acts reasonably requested by the Assignee, as may be necessary to sell, assign, transfer, convey and deliver to, and consolidate, vest and record in the Assignee, full ownership of the Scheduled Patents.

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3.

In the event the Assignor incurs any reasonable out-of-pocket costs, expenses or fees in connection with the performance of its obligations pursuant to paragraph 1 or paragraph 2 hereof, the Assignee shall promptly reimburse the Assignor for any such amounts, excluding any salaries, benefits or other compensation for officers, employees or consultants of the Assignor.

4.

The Assignor hereby requests the U.S. Commissioner of Patents and Trademarks, and each comparable regulatory authority in each jurisdiction in which the Scheduled Patents exist, to record this Assignment, as to the Scheduled Patents referred to herein.

5.

This Assignment is being delivered in connection with and subject to the Asset Transfer Agreement and to the extent of any conflict between this Assignment and the Asset Transfer Agreement, the Asset Transfer Agreement shall control.

6.	This Assignment will be governed by, construed, and interpreted in accordance with the laws of the State of California, U.S.A., without reference to principles of conflicts of laws.

7.

Any of the provisions of this Assignment which are determined to be invalid or unenforceable in any jurisdiction will be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the other terms of this Assignment in such jurisdiction, or the terms of this Assignment in any other jurisdiction. The Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision that conforms as nearly as possible with the original intent of the Parties. This Assignment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed by their respective representatives thereunto duly authorized, all as of the date first written above.

ALTO NEUROSCIENCE, INC.

By:
Name: Amit Etkin, MD PhD
Title: CEO

PALISADE BIO, INC.

By:
Name:
Title:

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EXHIBIT C

ASSUMED CONTRACT

EXHIBIT D

ASSUMED LIABILITIES

EXHIBIT E

FORM OF TRANSFER LETTER TO FDA